Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
Paul E. Landers, Chief Financial Officer	Ina McGuinness/Bruce Voss
(858) 552-7962	(310) 691-7100

FOR IMMEDIATE RELEASE

QUIDEL NAMES THOMAS J. FOLEY CHIEF TECHNOLOGY OFFICER

SAN DIEGO, Calif. (November 1, 2004) – Quidel Corporation (NASDAQ: QDEL), a leading provider of point-of-care rapid diagnostic tests, today announced that Thomas J. Foley, Ph.D., a 30-year veteran of the clinical diagnostics industry, has been named Chief Technology Officer, effective November 8, 2004.

“The newly created position of Chief Technology Officer is a direct report to my office, and reflects our commitment to leadership in rapid point-of-care testing,” said Caren Mason, President and Chief Executive Officer of Quidel.  “Tom will play an integral role in the strategic direction of Quidel as well as assume leadership for research, product and process development and intellectual property.  His extensive experience in managing and directing clinical diagnostics projects from concept through to successful commercialization will be a valuable asset to Quidel, and we are delighted to secure the talents of such an accomplished professional.”

Commenting on his appointment Dr. Foley said, “Among my responsibilities at Quidel will be identifying and developing new technologies, and leveraging new market and product opportunities.  I am particularly interested in advancing Quidel’s LTF™ technology platform and its multiple potential product applications.  With new executive leadership at the Company, I look forward to adding my expertise to the Quidel team.”

Dr. Foley most recently was Senior Vice President of Research and Development at LifePoint, Inc. (Amex: LFP) where he was responsible for immunochemical and engineering groups working on the development of a patented technology for use in drug detection, clinical diagnosis and therapeutic monitoring.  Additional responsibilities included management of regulatory and quality systems functions and presentation of technology and product opportunities to investors.

Previously he held senior research and development positions for clinical diagnostic programs at HiChem/Elan Diagnostics, where he was Executive Vice President Research and Development with responsibility for managing the R&D group, and developing strategic and business plans for business, technology and product acquisitions.  As Vice President of Research and Development at Hycor Biomedical he was responsible for developing product lines for reagents for lipoproteins, sexually transmitted diseases, other infectious diseases, drugs of abuse and allergy.

Previous positions included Vice President in charge of a 90-person Research and Development department at Gilford Instruments, Vice President responsible for a 50-person Research and Development team at Worthington Diagnostics Systems, Product Development Manager at Beckman Instruments and Product Development Manager at Hycel, Inc.  Dr. Foley began his career in the early 1970s with SmithKline Instruments.

Dr. Foley is a graduate of Trinity College in Dublin, Ireland where he received a Bachelor of Science degree and a Ph.D. in Biochemistry.  His professional memberships include The American Association of Clinical Chemistry, American Association for the Advancement of Science, The New York Academy of Sciences, American Chemical Society and American Society of Microbiology.

About Quidel

Quidel Corporation is a worldwide company helping women and their families live healthy lives, through the discovery, development and manufacture and marketing of point of care (POC) rapid diagnostic tests for detection of medical conditions and illnesses.  These products provide accurate, rapid and cost-effective diagnostic information for acute and chronic conditions associated with women’s and family health in areas including reproduction, upper respiratory infections and other clinical conditions.  Its broad line of POC diagnostics includes influenza A and B, Strep throat, pregnancy, H. pylori infection, chlamydia, infectious mononucleosis and infectious vaginitis. Quidel’s products are sold to healthcare professionals for use in physician offices and clinical laboratories, and to consumers through several distribution partners.  For more information, please visit www.quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks and uncertainties. Many possible events or factors could affect Quidel’s future financial results and performance, such that its actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in operating results may arise as a result of a number of factors, including, without limitation, intellectual property, product liability, environmental and other litigation, required patent license fee payments not currently reflected in our costs, seasonality, the length and severity of cold and flu seasons, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the United States Food and Drug Administration (the “FDA”), and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. All of the risks described in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

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